Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

Digihost Technology Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)		Maximum Aggregate Offering Price(2)		Fee Rate	Amount of Registration Fee
Equity	Subordinate Voting Shares issuable pursuant to awards granted under the Digihost Technology Inc. Restricted Share Unit Incentive Plan	457(c) and 457(h)	2,856,624	US$	1.39	US$	3,970,707.36	0.00014760	US$	586.08
Equity	Subordinate Voting Shares issuable pursuant to awards granted under the Digihost Technology Inc. Stock Option Plan	457(c) and 457(h)	3,257,712	US$	1.39	US$	4,528,219.68	0.00014760	US$	668.37
Total Offering Amounts						US$	8,498,927.04	–	US$	1,254.44
Total Fee Offsets							–	–		–
Net Fee Due							–	–	US$	1,254.44

(1)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional subordinate voting shares (the “Shares”) of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any share dividend, share split or any other similar transaction effected which results in an increase in the number of Shares.

(2)	Estimated for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Shares reported on the Nasdaq Capital Market on January 19, 2024, which was US$1.39 per share.